EXHIBIT 99.1

JoS. A. Bank Clothiers Announces Its Pre-Thanksgiving Doorbusters and Super Tuesday Event

HAMPSTEAD, Md., Nov. 22, 2013 (GLOBE NEWSWIRE) -- JoS. A. Bank Clothiers, Inc. (Nasdaq:JOSB) announces its plan for a Pre-Thanksgiving Doorbusters and Super Tuesday Event. This Doorbusters Event will feature an earlier offering on select Black Friday Doorbuster items starting on Tuesday, November 26, 2013 in its 571 company-owned full-line stores nationwide. In addition, these select Doorbuster items will be offered online at www.josbank.com beginning at 12:01 a.m. (EST) on November 26, 2013. This Event will also feature large one-day savings on most other merchandise.

The JoS. A. Bank Pre-Thanksgiving Doorbusters Event will feature the following select items all priced to offer incredible savings for this limited time period:

		Regular Price	Sale Price
1.	Cashmere Blazers	$650	$179
2.	VIP Leather Jacket	$750	$179
3.	Signature Solid Merino Wool Sweaters	$99.50 - $145	$29.99
4.	Signature Silk Sweaters	$99.50	$29.99

	Plus…Traveler Dress Shirts and Sportshirts		3/$99

	Big and Tall Merchandise available at slightly higher prices.

Also, for this Super Tuesday only:

	70% off Most Suits and Sportcoats.

	Plus…Most Everything Else in the Store is 60% off.

"In addition to our traditional Black Friday Doorbusters Event, this year we are pleased to offer an earlier exclusive Doorbusters Event on the Tuesday before Thanksgiving," stated R. Neal Black, President and CEO of JoS. A. Bank Clothiers. "We feel that this event will provide our customers with more flexibility in their holiday shopping which is always one of our objectives, especially with the shorter number of shopping days this year," continued Mr. Black.

Below are product details for the JoS. A. Bank Pre-Thanksgiving Doorbusters Event:

Cashmere Blazers – Nothing says elegance, comfort and style like our Cashmere Blazer. Finely tailored in rich colors, with a luxurious feel and drape. (regularly $650, door-buster priced at $179)

VIP Leather Jacket – With a soft, supple feel and naturally distressed look of leather, this is sure to be one of your "go-to" jackets for a comfortable, casual look. (regularly $750, door-buster priced at $179)

Signature Solid Merino Wool Sweaters – Constructed of soft, lightweight yarns of 100% merino wool. Choose from polo, v-neck, vest or half-zip silhouettes, and an array of seasonal hues. Collect one in every style! (regularly $99.50 - $145, door-buster priced at $29.99)

Signature Silk Sweaters – Soft, lightweight, luxurious silk that takes dressing to a whole new level of luxury. Available in v-neck, polo or mock styles that look great worn alone or layered under a sportcoat or blazer. (regularly $99.50, door-buster priced at $29.99)

Traveler Dress Shirts – All cotton. Virtually wrinkle-free. Look as crisp and neat at the end of the day as you did when you first put it on. With solid and pattern colors available, and multiple collar choices, who can buy just one? (priced at 3/$99)

Traveler Sportshirts – Soft, two-ply cotton with a single-needle construction make them extra durable and wrinkle resistant. Perfectly coordinated patterns to be worn layered under a sportcoat or blazer. (priced at 3/$99)

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 629 stores in 44 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com/. The Company is headquartered in Hampstead, Md., and its common stock is listed on the NASDAQ Global Select Market under the symbol "JOSB."

Our statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors outside of our control that can affect our operating results, liquidity, and financial condition. Such factors include risks associated with the economy, weather, public health and other factors affecting consumer spending (including negative changes to consumer confidence and other recessionary pressures), higher energy and security costs, the successful implementation of our growth strategy (including our ability to finance our expansion plans), the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials (such as wool and cotton), seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs (including compliance with relevant legal requirements), the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal and regulatory matters and other competitive factors. The identified risk factors and other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including, but not limited to, those described under "Risk Factors" in our Annual Report on Form 10-K for the year ended February 2, 2013 and our Quarterly Reports on Form 10-Q filed through the date hereof. These cautionary statements qualify all of the forward-looking statements we make herein. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. Interim period sales are not necessarily indicative of sales expected for the full quarter. Furthermore, sales are just one component of earnings and no projection of earnings should be inferred from any discussion of interim period sales or other information in this release. We do not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in our assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.

CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, Md.
David E. Ullman
EVP/CFO
410-239-5715
or Investor Relations Information Request Website (http://phx.corporate-ir.net/phoenix.zhtml?c=113815&p=irol-inforeq),

or Investor Relations Voicemail, 410-239-5900

E-commerce Address for JoS. A. Bank Clothiers, Inc.:
www.josbank.com